Exhibit 2.1.1

SCHEDULE 1.1

The Asserted Patents are comprised of the following two categories of patents (A) United States Patents 5,572,438, 5,684,710, 5,696,695, 5,924,486, 6,216,956 and any foreign counterparts, and (B) United States Patents 6,169,979 and 5,758,331 and any foreign counterparts.

A Covered Claim is a claim alleging that (A) any Company Technology, Company Intellectual Property Rights, or product or service of the Company in each case as such existed prior to the Effective Time of the Merger, or the use thereof, infringed one or more of the Asserted Patents, or (B) any product, service, or intellectual property of the Surviving Corporation or Itron after the Effective Time of the Merger (a “Post-Merger Product or Service”) or the use thereof infringes one or more of the Asserted Patents, where such Post-Merger Product or Service (1) was Company Technology, a Company Intellectual Property Right, or product or service of the Company prior to the Effective Time of the Merger and (2) has not been materially modified so as to infringe one or more of the Asserted Patents.